CONTENDER
KAPITAL

Global Gold Corporation
Att: Van Z. Krikorian

Dear Van,

Acting as the CEO and Senior Partner of Contender Kapital AB, a fully regulated and licensed Swedish Asset Management Company (Reg. No. 556704-6189) hereby guarantees the payment of USD 1,000,000 ("Global Gold Payment") by Friday, i.e. April 20th, 2012 as previously agreed to but unfulfilled. Contender has been awaiting the completion of a SEK 100 million investment in Amarant Mining Convertible Bonds through the Euroclear system which has been delayed due to an uncompleted Anti Money Laundering document. This document is expected to be completed by the close of business today, April 13th. Once that has occurred the investment funds will be released to Amarant without further delay on Monday, April 16th and the Global Gold Payment will be immediately remitted to Global Gold at that time.

Contender hereby represents and warrants that it has sufficient assets free and clear of any liens, judgments or other restrictions to satisfy the Global Gold Payment. If the Investment Funds are further delayed for any reason (we have attached the underlying documentation), Contender hereby guarantees the Global Gold Payment in full as of April 20, 2012.

We sincerely apologize for any inconvenience this delay has caused Global Gold but assure you that we will keep the promised deadline.

Stockholm, April 13th 2012

Fredrik Rodger
CEO & Senior Partner
Contender Kapital AB

Contender Kapital AB
Engelbrektsgatan 7
114 32 Stockholm